THIRD AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of August 13, 2015, to the Transfer Agent Servicing Agreement, dated as of April 28, 2011, as amended June 20, 2013 and April 1, 2014 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the M.D. SASS FUNDS, (the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of funds of the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC
By: /s/ John Buckel	By: /s/ Michael R. McVoy
Name: John Buckel	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Amended Exhibit A to the Transfer Agent Servicing Agreement –
Trust for Professional Managers – M.D. Sass

Fund Names

Name of Series	Date Added
M.D. Sass Short Term U.S. Government Agency Income Fund
M.D. Sass Equity Income Plus Fund	on or after June 20, 2013